Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Don Kirkendall, President (832) 369-6986

Petro Resources Announces Amendments to Credit Facilities

Houston – (Market Wire) – March 30, 2009 - Petro Resources Corporation (NYSE Amex: PRC; “the Company”) announced today that the Company has amended its Credit Agreement and Second Lien Term Loan Agreement (“Term Loan Agreement”) with CIT Energy effective March 19, 2009.  The borrowing base under the Credit Agreement was reduced from $17 million to $12 million.  The Company has approximately $5.5 million of availability under the amended borrowing base of the Credit Agreement.  The Company is permitted to use the remaining borrowing base availability under the Credit Agreement to finance its capital program and fund general corporate purposes.

As of this date, the Company has drawn a total of $21.5 million, of which $15.0 million was fully drawn on the Term Loan Agreement and $6.5 million was drawn on the Credit Agreement.

The Company had informed CIT Energy that it was unable to comply with the interest and debt coverage covenants contained in Sections 9.01(a) and 9.01(b) of the Credit Agreement and Section 9.01 (b) of the Term Loan Agreement for the fiscal quarter ended December 31, 2008 and requested a waiver of the defaults.  The administrative agent and the lenders have agreed to waive the defaults.

The terms of the Credit Agreement and Term Loan Agreement were further amended as follows:

Under the Credit Agreement, the Company must have (A) a ratio of EBITDAX to Interest Expense of not less than 2.0:1.0 for the first and second fiscal quarters of 2009, 2.25:1.0 for the third and fourth fiscal quarters of 2009, and 2.5:1.0 for each fiscal quarter thereafter; (B) a ratio of Net Debt to EBITDAX of not more than 6.5:1.0 for the fiscal quarters of 2009, 6.0:1.0 for the fiscal quarters of 2010, and 5.0:1 for each fiscal quarter thereafter; (C) a ratio of consolidated current assets to consolidated current liabilities of not less than 1.0:1.0 for each fiscal quarter; and (D) a ratio of Credit Agreement debt to EBITDAX of not more than 2.75:1.0 for each fiscal quarter. Borrowings under the Credit Agreement bear interest, at our option, at either a fluctuating base rate or a rate equal to LIBOR (with a LIBOR floor of 2.50%) plus, in each case, a margin determined based on our utilization of the borrowing base. The amendment includes an increase in the margin of 50 basis points.

Under the Term Loan Agreement, the Company must have (A) a ratio of Total Reserve Value to Debt of not less than 1.75:1.0; and (B) a ratio of Net Debt to EBITDAX of not more than 6.5:1.0 for the fiscal quarters of 2009 and 2010 and 5.5:1 for the fiscal quarters of 2011 each fiscal quarter ending thereafter. Borrowings under the Term Loan Agreement bear interest, at our option, at either a fluctuating base rate plus 6.50% per annum or a rate equal to LIBOR (with a LIBOR floor of 2.50%) plus 7.50% per annum.

About Petro Resources

Petro Resources Corporation and subsidiaries is an independent exploration and production company engaged in the acquisition of exploratory leases and producing properties, secondary enhanced oil recovery projects, exploratory drilling, and production of oil and natural gas in the United States.

For more information, please view our website at www.petroresourcescorp.com.

Forward-looking Statements

 The statements contained in this press release that are not historical are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things: (1) the Company’s proposed exploration and drilling operations on its various properties, (2) the expected production and revenue from its various properties, and (3) estimates regarding the reserve potential of its various properties.  These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements.  Such factors include but  are not limited to: (1) the Company’s ability to finance the continued exploration and drilling operations on its various properties, (2) positive confirmation of the reserves, production and operating expenses associated with its various properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 31, 2008 and our subsequently filed reports. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

#####